Exhibit 99.1

24096 – 170th Avenue
Fergus Falls, MN 56537
Phone: 218-998-4301
Fax: 218-998-4302
ahicks@otaellc.com
www.ottertailethanol.com

INFORMATIONAL RELEASE	February 12, 2009

Fergus Falls, MN — Today, at an informational meeting following its annual general meeting in Fergus Falls, MN, Otter Tail Ag Enterprises, L.C.C. announced its intent to raise additional capital through its membership and / or additional investors.  Company CEO and spokesperson, Anthony J. Hicks, said that the company needs the additional funds to continue its operations during a prolonged and unforeseen period of negative margins that has impacted the entire ethanol industry, including the industry’s largest producer, VeraSun.  The entire ethanol industry is facing the difficult realities of volatile commodity prices, the economic slowdown, over-capacity and lower consumption.  “There are currently 34 idle plants in the US,” said Hicks.  “We’re all caught right now in the very difficult part of a down cycle.  However, we have seen this before in agriculture and in ethanol, and the industry should recover.  Otter Tail Ag Enterprises believes it can be successful when the turnaround comes we have many things to be proud of, we have a quality plant built on time, on budget and a dedicated staff.”

The equity offering provides current members a unique opportunity to leverage their original investment, and new investors an opportunity to participate in the local ownership and regional benefits of operating a large renewable fuels plant here in Otter Tail County, the company said.  During its original equity offering and subsequent financing 2 years ago, Otter Tail Ag Enterprises, L.L.C. enjoyed tremendous local and regional support from the community of Fergus Falls, Fergus Falls Township, Otter Tail County, the State of Minnesota and many surrounding communities.  “The community support has been tremendous.  We hope to see the same type of support again, even in these tough economic times,” said Jerry Larson of Elbow Lake, Chairman, Otter Tail Ag Enterprises, L.L.C. Board of Governors.  “People in this region understand the benefits that our ethanol plant provides, by adding value to our corn and to the local economy.  In addition, every gallon of ethanol we produce enhances our national security, helps our environment and increases our country’s GDP.  We want to assist all who are interested in this investment with their individual decisions, by providing the right information.”

The company will be conducting member / investor regional meetings next week as follows:

•      Morris, MN –         Tuesday, February 17, 2009, 7:00 pm at the Prairie Inn

•      Alexandria, MN –     Wednesday, February 18, 2009, 7:00 pm at the Holiday Inn

•      Fergus Falls, MN –     Thursday, February 19, 2009, 7:00 pm at the AmericInn

Mr. Hicks encouraged all those who are interested in learning more about this investment offering to attend one of these informational meetings. This equity offering is only available to current residents of Minnesota.  Additional information about this offering can be found on Otter Tail Ag Enterprises’ website at www.ottertailethanol.com, or in the Otter Tail Ag Enterprises, L.L.C. SEC regulatory filings at www.sec.gov., or call (218) — 998 — 4301, extension 10 and leave a message.

This communication is neither an offer to sell nor a solicitation of an offer to buy any securities. A registration statement relating to OTAE’s Class A Units has been filed with the Minnesota Department of Commerce but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering may be made only by prospectus and only to qualified Minnesota residents.